EXHIBIT 99.1

Emclaire Financial Corp Reports 2013 Earnings

Announces Annual Meeting Date

EMLENTON, Penn., Jan. 31, 2014 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (Nasdaq:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income of $3.8 million for the twelve months ended December 31, 2013, compared to $3.7 million for the twelve months ended December 31, 2012. The increase in earnings was driven by an increase in net interest income and a decrease in the provision for loan losses. The Corporation realized a return on average assets of 0.73% and a return on average common equity of 8.32% for the year ended December 31, 2013, compared to 0.70% and 7.56%, respectively, reported for 2012.

Net income was $929,000 for the quarter ended December 31, 2013, compared to $691,000 for the same period in 2012. The increase in quarterly earnings related to a $249,000 increase in net interest income and a $424,000 decrease in the provision for loan losses. The fourth quarter of 2013 included $143,000 in provision for loan losses compared to $567,000 for the same quarter in 2012.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, "The Board of Directors, management and I are pleased with earnings for 2013 and the continued growth of our franchise. During this past year, we have seen decreases in nonperforming assets and the provision for loans losses due to improved asset quality, an increase in net interest income and have continued our disciplined management of operating expenses. This past August, we broke ground for a newly constructed banking office in Cranberry Township, Pennsylvania, which is expected to open in early 2014, and in October, we opened our fourteenth full-service banking office in Saint Marys, Pennsylvania. We continue to maintain a sound capital base while providing a solid return to our shareholders and we are well positioned for future growth opportunities."

2013 OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $227,000, or 7.2%, to $3.4 million or $1.91 per diluted common share in 2013, compared to $3.2 million or $1.80 per common share in 2012. The increase primarily resulted from decreases in the provision for loan losses, the provision for income taxes and preferred stock dividends of $1.6 million, $21,000 and $73,000, respectively, and a $135,000 increase in net interest income, partially offset by a $1.0 million decrease in noninterest income and a $543,000 increase in noninterest expense.

The provision for loan losses decreased $1.6 million to $580,000 for the year ended December 31, 2013 from $2.2 million in 2012. The provision for loan losses for 2012 included $1.4 million of provision expense related to a $3.4 million commercial real estate credit relationship, which was identified as being impaired during that period.

Net interest income increased $135,000, or 0.9%, to $15.9 million for the year ended December 31, 2013 from $15.8 million in 2012. The increase in net interest income primarily resulted from a decrease in interest expense of $1.3 million, or 26.1%, as the Corporation's cost of funds decreased 29 basis points to 0.79% in 2013 from 1.08% in 2012. Driving this improvement was a $1.2 million decrease in interest paid on deposits and a $127,000 decrease in interest paid on borrowings, the latter of which related to the Corporation having exchanged and modified $15.0 million of outstanding Federal Home Loan Bank long-term advances during 2012. The Corporation improved its non-time deposit ratio to 75.4% at December 31, 2013 from 69.5% at December 31, 2012, resulting in an overall reduction in deposit costs. The management of funding costs resulted in a 6 basis point increase in the net interest margin to 3.40% for 2013, from 3.34% for 2012, despite decreasing asset yields.

Noninterest income decreased $1.0 million, or 21.1%, to $3.9 million for the year ended December 31, 2013 from $4.9 million in 2012. The decrease resulted from a $917,000 decrease in net gains on securities. The Corporation realized net gains on securities of $340,000 in 2013 compared to $1.4 million in 2012. The gains recorded in 2012 were partially offset by an other-than-temporary impairment charge of $103,000 related to a community bank stock held by the Corporation. Excluding the net gains on securities, noninterest income decreased $116,000, or 3.2%, to $3.5 million for the year ended December 31, 2013 from $3.6 million in 2012 due to a decrease in commissions on financial services of $268,000, partially offset by increases in fees and service charges and earnings on bank-owned life insurance of $65,000 and $80,000, respectively.

Noninterest expense increased $543,000 to $14.5 million for the year ended December 31, 2013 from $13.9 million in 2012. The increase primarily related to increases in compensation and benefits, premises and equipment expense, professional fees and FDIC insurance expenses of $378,000, $146,000, $43,000 and $54,000, respectively, partially offset by a decrease in intangible asset amortization of $75,000. Noninterest expense for 2013 includes $105,000 related to the Bank's new branch office in Saint Marys, Pennsylvania.

The provision for income taxes decreased $21,000, or 2.2%, to $913,000 for the year ended December 31, 2013 from $934,000 in 2012. This decrease related to a decrease in the Corporation's effective tax rate to 19.3% for 2013 from 20.4% in 2012.

FOURTH QUARTER OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $308,000, or 54.4%, to $874,000 or $0.49 per diluted common share for the quarter ended December 31, 2013 compared to $566,000 or $0.32 per common share for the same period in the prior year. This increase primarily related to decreases in the provision for loan losses and preferred stock dividends of $424,000 and $70,000, respectively, and increases in net interest income and noninterest income of $249,000 and $17,000, respectively. Partially offsetting these favorable variances, noninterest expense and the provision for income taxes increased $348,000 and $104,000, respectively.

The Corporation realized an annualized return on average assets and common equity of 0.71% and 8.67%, respectively, for the three months ended December 31, 2013, compared to 0.54% and 5.34%, respectively, for the same period in the prior year.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $16.8 million, or 3.3%, to $525.8 million at December 31, 2013 from $509.0 million at December 31, 2012. Asset growth was driven by an $18.6 million increase in net loans, which was funded by a $24.2 million increase in short-term borrowed funds, a $2.9 million decrease in securities and a $3.8 million decrease in cash and equivalents. The decrease in cash and securities also funded a $5.0 million partial redemption of the Corporation's preferred stock issued to the United States Department of the Treasury under the Small Business Lending Fund, which was completed in the third quarter of 2013.

Total nonperforming assets were $5.3 million, or 1.01% of total assets, at December 31, 2013 compared to $7.2 million, or 1.41% of total assets, at December 31, 2012. This $1.9 million, or 25.9%, decrease in nonperforming assets was due to a $941,000 partial charge-off of a nonperforming commercial real estate loan for which a specific reserve of $1.4 million was established in 2012 and the continued management and collection efforts related to other nonperforming assets. Classified and criticized assets decreased $3.3 million, or 21.4%, to $12.1 million at December 31, 2013 from $15.4 million at December 31, 2012. The decrease was mostly due to the aforementioned partial charge-off of a nonperforming commercial real estate relationship and the payoff of a separate $471,000 commercial real estate loan.

Stockholders' equity decreased $6.7 million, or 12.9%, to $45.1 million at December 31, 2013 from $51.7 million at December 31, 2012. This resulted from the previously disclosed redemption of $5.0 million, or 50% of the $10.0 million in outstanding preferred shares and a $3.9 million decrease in accumulated other comprehensive income as unrealized gains related to the Corporation's securities portfolio decreased following the recent rise in long term market interest rates. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at 8.6% of total assets. Tangible book value per common share was $20.04 at December 31, 2013, compared to $20.93 at December 31, 2012.

ANNUAL SHAREHOLDER MEETING

In addition to reporting earnings, the Corporation announced that the annual meeting of shareholders will be held on Tuesday, April 22, 2014 at 9:00 a.m. at the main office of The Farmers National Bank of Emlenton, in Emlenton, Pennsylvania. The voting record date for the purpose of determining stockholders eligible to vote on proposals presented at the annual meeting will be March 3, 2014.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 14 full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF." For more information, visit the Corporation's website at "www.emclairefinancial.com".

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe," "expect," "anticipate," "estimate," "should," "may," "can," "will," "outlook," "project," "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period ended December 31,		Year ended December 31,
	2013	2012	2013	2012

Interest income	$ 4,890	$ 5,023	$ 19,598	$ 20,762
Interest expense	782	1,164	3,677	4,976
Net interest income	4,108	3,859	15,921	15,786
Provision for loan losses	143	567	580	2,154
Noninterest income	896	879	3,860	4,893
Noninterest expense	3,730	3,382	14,480	13,937
Income before provision for income taxes	1,131	789	4,721	4,588
Provision for income taxes	202	98	913	934
Net income	929	691	3,808	3,654
Accumulated preferred stock dividends	55	125	420	493
Net income available to common stockholders	$ 874	$ 566	$ 3,388	$ 3,161

Basic earnings per common share	$0.50	$0.32	$1.92	$1.80
Diluted earnings per common share	$0.49	$0.32	$1.91	$1.80
Dividends per common share	$0.20	$0.28	$0.80	$0.82

Return on average assets (1)	0.71%	0.54%	0.73%	0.70%
Return on average equity (1)	8.19%	5.27%	7.73%	7.05%
Return on average common equity (1)	8.67%	5.34%	8.32%	7.56%
Yield on average interest-earning assets	4.12%	4.28%	4.15%	4.35%
Cost of average interest-bearing liabilities	0.85%	1.30%	1.02%	1.36%
Cost of funds	0.66%	1.02%	0.79%	1.08%
Net interest margin	3.49%	3.32%	3.40%	3.34%
Efficiency ratio	71.43%	65.99%	70.48%	67.41%
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(1) Returns are annualized for the three month periods ended December 31, 2013 and 2012.

CONSOLIDATED BALANCE SHEET DATA:		As of 12/31/2013	As of 12/31/2012

Total assets		$ 525,842	$ 509,014
Cash and equivalents		16,658	20,424
Securities		117,304	120,206
Loans, net		352,430	333,801
Deposits		432,006	432,459
Borrowed funds		44,150	20,000
Common stockholders' equity		40,072	41,725
Stockholders' equity		45,072	51,725

Book value per common share		$22.66	$23.72
Tangible book value per common share		$20.04	$20.93

Net loans to deposits		81.58%	77.19%
Allowance for loan losses to total loans		1.36%	1.58%
Nonperforming assets to total assets		1.01%	1.41%
Earning assets to total assets		94.16%	95.16%
Stockholders' equity to total assets		8.57%	10.16%
Shares of common stock outstanding		1,768,658	1,759,408
CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer

         Phone: (724) 867-2018
         Email: investor.relations@farmersnb.com